Marybeth Csaby David Burke KCSA Strategic Communications 212-896-1236 / 1258 mcsaby@kcsa.com/ dburke@kcsa.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

Chyron to list on the NASDAQ Global Market

MELVILLE, N.Y. - August 19, 2008 - Chyron (AMEX: CGS), a leading provider of broadcast-quality digital graphics solutions for television stations and networks and for online, out of home and mobile applications, today announced that it has been approved for listing on the NASDAQ Global Market under the ticker symbol "CHYR." Trading is expected to commence on the NASDAQ Global Market on September 3, 2008. The Company's common stock will continue to trade on the American Stock Exchange under its current symbol "CGS" until the close of the market on September 2, 2008.

Jerry Kieliszak, Chyron Senior Vice President and CFO, commented, "We are excited to have been approved for listing on the NASDAQ Global Market, as it represents another milestone in the progress of Chyron. A NASDAQ listing, we believe, will provide our shares with increased visibility among investors, and we expect that trading through the electronic multiple market maker system will help to improve Chyron's trading liquidity, which will be of benefit to the Company and shareholders alike."

About Chyron

Chyron continues to define the world of digital and broadcast graphics with newsroom, Web, Mobile, HD and 3D integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Online, Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron's products and services, please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected date that trading will commence on the NASDAQ Global Market and increased liquidity and other benefits of a NASDAQ listing. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, product concentration in a mature market, dependence on the emerging digital market and the industry's transition to digital television ("DTV") and high definition television ("HDTV"), Chyron's ability to integrate its AXIS online graphics creation solution into its product offerings and to generate profits from AXIS, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, rapid technological changes, continued growth, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, ability to maintain adequate levels of working capital, Chyron's ability to successfully maintain the level of operating costs, expansion into new markets and other factors discussed under the heading "Risk Factors" contained in Item 1A in Chyron's Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and Chyron undertakes no duty to update this information unless required by law.